EXHIBIT 3.2.2

FIRST AMENDMENT TO BYLAWS OF GBANK FINANCIAL HOLDINGS INC.

(APPROVED BY BOARD OF DIRECTORS APRIL 23, 2019)

This First Amendment to Bylaws of GBANK FINANCIAL HOLDINGS INC., a Nevada corporation (the “Company”) is dated as of April 23, 2019 (the “Amendment”) to comply with the approval from the Company’s Board of Directors.

l . Section I .8. Section 1.8 is deleted in its entirety and replaced with the following:

Section 1.8 Unless a record date for voting purposes be fixed as provided in Section 8.1 of these Bylaws, the only persons in whose name shares entitled to vote stand on the stock records of the Corporation on the business day next preceding the day on which the notice of the meeting of Shareholders is given, shall be entitled to vote as voting begins. In deciding on questions at meetings of Shareholders, including the election of Directors, each Shareholder shall be entitled to one vote for each share of voting stock held and there shall not be any “cumulative voting. “ A majority of votes cast shall decide each matter submitted to the Shareholders at the meeting except in cases where by law or by provision in the Articles of Incorporation or Bylaws of the Corporation a larger vote is required. In election of Directors, the candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. Notwithstanding the foregoing, in the event that a merger or acquisition proposal is presented either directly to the Shareholders of the Corporation or to the Board of Directors, and two-thirds of the Board of Directors has not approved the merger or acquisition proposal, then the vote required by the Shareholders to approve the merger or acquisition proposal shall be two-thirds of the outstanding shares of the Corporation’s voting stock. In the event that two-thirds of the Board of Directors approved the merger or acquisition proposal, then the vote required by the Shareholders to approve the merger or acquisition proposal shall be a simple majority of the outstanding voting stock of the Corporation.

2. Section 2.12. Section 2.12 is deleted in its entirety and replaced with the following:

Section 2.12 Action at a Meeting: Ouorum and Required Vote. Presence of a majority of the authorized number directors at a meeting of the Board of Directors constitutes a quorum for the transaction of business, except as hereinafter provided, or as provided in the Articles of Incorporation or statute. Members of the Board of Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting as permitted in the preceding sentence constitutes presence in person at such meeting. Except as provided in the Articles of Incorporation, Statute or Bylaws, every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number, or the same number after disqualifying one or more directors from voting, is required by law, by the Articles of Incorporation, or by these Bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of a director, provided that any action taken is approved by at least a majority of the required quorum for such meeting. Notwithstanding the foregoing, in the event that a merger or acquisition proposal of GBank Financial Holdings Inc. (Corporation) is presented to the Board of Directors, and two-thirds of the Board of Directors has not approved the merger or acquisition proposal of Corporation, then the vote required by the Shareholders to approve the merger or acquisition proposal shall be two-thirds of the outstanding voting stock of the Corporation. In the event that two-thirds of the Board of Directors approved the merger or acquisition proposal of Corporation, then the vote required by the Shareholders to approve the merger or acquisition proposal shall be a simple majority of the outstanding voting stock of Corporation. Furthermore, this Section 2.12 of the Bylaws can only be amended by either a vote of two-thirds of the Board of Directors or by a vote of a majority of all shares of the voting stock of the Corporation then outstanding.

3. Reference to Bylaws. After the date of this Amendment, any reference to the Bylaws shall mean the Bylaws as amended by this Amendment.

4. Full Force and Effect. Except as expressly modified by this Amendment, the Bylaws are unmodified and this Amendment shall not impair the full force and effect of the Bylaws.

5. Conflicts. To the extent that any of the terms herein conflict with the Bylaws, this Amendment shall control.

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IN WITNESS WHEREOF, the undersigned the duly elected and appointed Secretary of the Company has executed this Amendment as of the date written above and direct that it be filed with the corporate records of the Company.

/s/ Michael Voinovich
Michael Voinovich, Secretary

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